UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2015

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, 4th Floor Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 28, 2015, Equinix, Inc. (“Equinix”) announced the declaration by its Board of Directors of a special distribution (the “2015 Special Distribution”) of $627.0 million on its shares of common stock, par value $0.001 per share (“Common Stock”), payable in either Common Stock or cash to, and at the election of, the stockholders of record as of October 8, 2015 (the “Record Date”). Equinix expects to pay the 2015 Special Distribution on November 10, 2015.

Based on the number of shares of Common Stock outstanding on the Record Date, the 2015 Special Distribution is valued at approximately $10.95 per share of Common Stock. Stockholders of record as of the close of business on the Record Date will have the right to elect, on or prior to November 2, 2015 (the “Election Deadline”), to be paid their pro rata portion of the 2015 Special Distribution all in Common Stock (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the 2015 Special Distribution will be limited to a maximum of $125.4 million, not including cash in lieu of fractional shares of Common Stock, with the balance of the 2015 Special Distribution to be paid in the form of shares of Common Stock.

On October 9, 2015, Computershare Investor Services, as Equinix’s election agent, distributed election materials, including a document containing information regarding the 2015 Special Distribution (the “Accompanying Materials”) and an election form, to the holders of record of Common Stock as of the Record Date. A copy of the Accompanying Materials, which contains descriptions of, and additional information relating to, the 2015 Special Distribution, the Share Election and the Cash Election, is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Accompanying Materials Regarding the 2015 Special Distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: October 9, 2015